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                                                                    Exhibit 23.2




                        Consent of Independent Auditors



We consent to the incorporation by reference in the Registration Statement
(Form S-8) pertaining to the 1997 Equity Incentive Plan of Penwest Pharmaceuticals Co. and to the incorporation by reference therein of our reports
(a) dated March 4, 2002, with respect to the consolidated financial statements and schedule of Penwest Pharmaceuticals Co. included in its Annual Report (Form 10-K) and (b) dated June 21, 2002, with respect to the financial statements and schedule of the Penwest Pharmaceuticals Co. Savings Plan included in the Plan's Annual Report (Form 11-K), both for the year ended December 31, 2001, filed with the Securities and Exchange Commission.



Stamford, Connecticut                                     /s/ Ernst & Young LLP
August 27, 2002